CERTIFICATE OF AMENDMENT

of

CERTIFICATE OF INCORPORATION

of

PRESIDENTIAL REALTY CORPORATION

Presidential Realty Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:   That the Board of Directors of said Presidential Realty Corporation, at a meeting held on February 17, 1989, duly adopted a resolution setting forth the proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment advisable and directing that the same be submitted to the stockholders of said corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the corporation amend Article NINTH of its Certificate of Incorporation to read in full-as follows:

“NINTH- (A) From and after the merger of this Company with Presidential Realty Corporation (“Presidential”) and subject to the terms and provisions of this Article,

(a)          Shares of stock of the Company shall not be transferred to any Person (as defined in C below) if, but for the application of (b) below, such transfer would cause such Person to be the Owner (as defined in C, below) of more than 9.2% of the outstanding shares (the “Limit”) of the Company- Any transfer of shares which would, but for the application of (b) below, cause a Person to be the Owner of shares in excess of the Limit, shall be void and the intended transferee of such shares shall acquire no rights in such shares. The issuance of, or conversion into, shares of stock of the Company in a merger, exchange offer, consolidation or recapitalization shall not be deemed to be prohibited by this paragraph.

(b)          No Person shall at any time be or become the Owner of shares in excess of the Limit, including for this purpose any shares which would, but for the provisions of this paragraph, be deemed to be Owned by such Person through attribution. If, notwithstanding the provisions of (a.) above, at any time a Person would, but for the provisions of this paragraph,be or become an Owner of shares of the Company in excess of the Limit, including for this purpose shares such Person would be deemed to Own through attribution, the shares which but for the provision of this paragraph would be Owned by such Person shall constitute “Excess Shares” Excess Shares shall have the following characteristics;

(1)         The Excess Shares shall be deemed to have been transferred to the Company as trustee (the “Trustee”) for the benefit of such Person to whom such shares shall later be transferred;

(2)         An interest in the trust holding such Excess Shares shall be freely transferable by the Person who, but for the provisions of this paragraph, would have been the Owner of such Excess Shares;

(3)         The Person who, but for the provisions of this paragraph, would have been the Owner of Look uch Excess shares, shall not be entitled to exercise any voting rights with respect to such Excess Shares;

(4)         Excess Shares shall not be deemed to be outstanding for the purpose of determining a quorum at the annual meeting or any special meeting of stockholders;

(5)         Any dividends or other distributions with respect to Excess Shares which would have been payable in respect of shares of the Company had they not constituted “Excess Shares” shall be accumulated by the Trustee and deposited in a savings account in a New York bank (which may be the Company’s dividend disbursing agent) for the benefit of, and be payable to, the holder or holders of such shares of the Company at such time as such Excess Shares shall cease to be Excess Shares;

(6)         Excess Shares shall be deemed to have been offered for sale to the Company or its designee at their fair market value for a period of ninety (90) days from the data of (i) the transfer of stock which make the shares Excess Shares if the Company has actual knowledge that such transfer creates Excess Shares as of the date of transfer or (ii) if such transfer is not actually known to the Company, the determination by the Board of Directors in good faith by resolution duly adopted that a transfer creating Excess Shares has taken place. Fair market value shall be determined for each class of stock as of the date of (i) or (ii) above and shall be with respect to each class of stock, the closing price on the national stock exchange on which the shares are listed, but if the shares are not listed on a national stock exchange, then the bid price in the over-the-ounter market; but if the shares are not traded in the over-the-counter market, then the price as determined in good faith by the Board of Directors, of the class or classes of stock so transferred.

(c) If, notwithstanding the provisions of (a) above, any Person knowingly would, but for the application of (b) above, Own shares in excess of the Limit and the Company would have been a REIT or would not have been a personal holding company but for the fact that more than 50% of the value ofits shares are held by five or fewer individuals in the last half of the taxable year in violation of the requirements of the Internal Revenue Code (the “Code”), then that Person, and all legal entities which constitute that Person, shall be jointly and severally liable for and shall pay to the Company, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Company as a result of such loss, put the Company in the same financial position as it would have been had it not lost such REIT qualification or become a personal holding company (the “Indemnity”). If more than one Person shall hold Excess Shares which cause loss of REIT qualification, then all such Persons, together with all legal entities which constitute any of them, shall be jointly and severally liable, with right of contribution, for the Indentnity, However, the foregoing sentence shall not require that the Company proceed against anyone or several of such Persons or the legal entities which constitute them. Should the loss of REIT qualification occur as described above, then the Company may seek to have its qualification restored for the next taxable year, but shall not be required to do so. If the Company either decides not, to do so. If the Company either decides not to requalify for the succeeding year, or is refused such requalification, the Indemnity shall be applicable to all five taxable years, or such longer or shorter period as successor provisions of the Code shall require, until the Company is again permitted to reelect taxation, as a REIT. Should the Company decide not to seek qualification as a REIT at the end of such period, then the Indemnity shall cease as of the end of the fifth taxable year following loss of REIT status.

(d)          All certificates evidencing ownership of Shares of the Company shall bear a conspicuous legend briefly describing the restrictions set forth in this Article.

(B)         (a)          If the Board shall at any tine determine in good faith, by resolution duly adopted, that a transfer has taken place in violation of Section (A) (a) or that a Person intends to acquire or has acquired Ownership of any shares of the Company which, upon acquisition, has or would become Excess Shares, the Board may take such action as it deems advisable to prevent or to refuse to give effect to such transfer or acquisition, including but not limited to refusing to give effect to such transfer or acquisition on the books of the Company or instituting proceedings to enjoin such transfer or acquisition.

(b)          Each person who enters into a transfer in violation of Section (A) (a), or is or becomes, or but for the provisions of Section (A) (b), would or would have become, the Owner of Excess Shares, is obliged immediately to give or cause to be given written notice to the Company thereof and to give to the Company such other information as the Company may reasonably require of such Person (1) with respect to identifying all Owners and amount of Ownership of its outstanding shares held directly or by attribution by such Person, and (2) such other information as may be necessary to determine the Companyfs status under the Code.

(C)           For the purpose of determinations to be made under this Article,

(a)          A Person shall be considered to “Own”, be the “Owner” or have “Ownership” of shares if he is treated- as owner of such shares for purposes of Subchapter M, Part II of the Code, including ownership by reason of the application of the ownership provisions of Sections 542 and 544 of the Code and shall also mean beneficial ownership as defined under Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”) (all as in effect on May 9, 1983); and .

(b)          “Person” includes an individual, corporation, partnership, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of 13(d)(3) of the Act.

(c)           In the case of an ambiguity in the application of any of the provisions of (a) and (b) above, the Board of Directors shall have the power to determine for the purposes of this Article on the basis of information known to them (i) whether any Person Owns shares, (ii) whether any two or more individuals, corporations, partnerships, trusts, associations or joint stock companies or other entities constitute a Person, and (iii) whether any of the entities of (ii) above constitute a group.

(D)         The provisions of this Article shall not apply to (i) shares in excess of the Limit that are Owned by a person as the result of a share for share exchange pursuant to the merger of this Company with Presidential if the shares were Owned by that same Person at 5:00 P.M. Eastern Standard Time on June 9, 1983 or (ii) shares in excess of the Limit issued to any Person upon the conversion rights granted pursuant to the Senior Convertible Subordinated Notes dated January 1’5, 1973, issued by Presidential to Morgan Guaranty Trust Company of New York, as Trustee of a Commingled Pension Trust the obligations of which notes the Company assumed pursuant to its merger with Presidential; provided, however, that any such shares, after the transfer thereof by any such Person, shall become subject to the provisions of this Article.

(E)         If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other application of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(F)         Nothing contained in this Article shall limit the authority of the Directors to take such other action as they deem necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT under the Code.

(G)         Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Company (and not withstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Company), the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Company entitled to vote under the provisions of (A) above (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article of the Certificate of Incorporation.”, and

FURTHER RESOLVED, that the Board of Directors hereby declares the proposed Amendment to the Certificate of Incorporation advisable and hereby directs that the proposed Amendment be submitted to stockholders of the Company at the next Annual Meeting of Stockholders for approval.

SECOND: That thereafter pursuant to the aforesaid resolution of its Board of Directors, said resolution was submitted to the stockholders of said corporation for their approval at the Annual Meeting of Stockholders of said corporation on June 1, 1989, and more than two-thirds of the Company's outstanding stock voted in favor of the Amendment at said Annual Meeting.

THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of Title 8 of the Delaware Code.

FOURTH: That the capital of said corporation will not be reduced under or by reason of said Amendment.

IN WITNESS WHEREOF, said Presidential Realty Corporation has caused this Certificate to be signed by Marvin Schildkraut, its President, and attested by Dorothy Feeney, its Secretary, as of the 8th day of June, 1989, whereby they affirm under penalties of perjury, that this instrument is the act and deed of Presidential Realty Corporation and that the facts stated herein are true.

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Marvin Schildkraut
Name: Marvin Schildkraut
Title: President

ATTEST:

/s/ Dorothy Feeney
Name: Dorothy Feeney
Title; Secretaryoffice of Secretar